Dean Heller Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201	CERTIFICATE OF AMENDMENT (Pursuant to NRS 78.385 and 78.390	Office Use Only: FILED # C4359-98 AUG 22, 2003 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)
- Remit in Duplicate -

1.	Name of corporation: BUSANDA EXPLORATIONS INC.

2.

The articles have been amended as follows (provide article numbers, if available):

Article I of the Articles of Incorporation be hereby replaced as follows:

ARTICLE I

The name of the corporation is IMAGE INNOVATIONS HOLDINGS INC.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:*

67.8%

* if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

4.	Officer Signatures (Required):

/s/ Alain Kardos

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.385 PROFIT AMENDMENT1999.01
Revised on: 07/21/01